Exhibit 99
NEWS RELEASE
January 28, 2022

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
Full Year 2021 Performance Highlights
•Net income up 76% versus 2020
•Improved credit quality drove $25.8 million negative provision for credit losses
•Strong deposit and earning asset growth, up 10.6% and 11.4%, respectively
•Net interest margin of 2.91%, with record low funding costs
•Continued strong capital and liquidity position

HONOLULU - American Savings Bank, F.S.B. (American), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported 2021 net income of $101.2 million, compared to $57.6 million1 in 2020.
“We’re pleased with our 2021 results, which reflect strong performance by our teammates, solid credit quality, an improving Hawaii economy and robust earning asset growth. We made major strides in our digital transformation and remain focused on making banking easy anytime and anywhere for our customers,” said Ann Teranishi, president and chief executive officer of American Savings Bank. “Our strong performance was matched with our continued commitment to support our community’s recovery. We’re particularly proud of our ASB teammates’ efforts to build on the momentum from 2020 and once again lead the Hawaii Restaurant Card - Business Holiday Card program in the fourth quarter. The statewide campaign resulted in the sale of 14,000 prepaid cards, totaling over $750,000, in direct support for our restaurant and food supply industries,” said Teranishi.
Net income for the fourth quarter of 2021 was $22.1 million, compared to $19.3 million in the third quarter of 2021 and $15.7 million in the fourth quarter of 2020.
1 Results for 2020 included impact of after-tax gain of $5.2 million related to the sale of Visa Class B shares in the second quarter of 2020, as well as $5.1 million of certain direct and incremental COVID-19 related costs.

Financial Highlights
Net interest income was $237.2 million in 2021 compared to $233.5 million in 2020. The increase in net interest income for the year was primarily due to higher average earning assets driven by increased liquidity from continued strong deposit growth, lower cost of funds and higher fee income associated with the Paycheck Protection Program (PPP) loan portfolio. Fourth quarter 2021 net interest income was $59.1 million compared to $60.3 million in the linked quarter and $58.5 million in the fourth quarter of 2020. The lower net interest income compared to the linked quarter was primarily due to lower earning asset yields and lower fee income associated with the PPP loan portfolio. Net interest margin was 2.91% in 2021, compared to 3.29% in 2020. Net interest margin for the fourth quarter of 2021 was 2.79% compared to 2.90% in the linked quarter and 3.12% in the fourth quarter of 2020.
The results for 2021 included a negative provision for credit losses of $25.8 million compared to a provision for credit losses of $50.8 million in 2020. The negative provision for credit losses reflects favorable credit trends with continued improvement in the economic environment, and a slight shift in loan portfolio composition with growth in the real estate secured portfolio. The results for the fourth quarter of 2021 included a negative provision for credit losses of $3.5 million compared to a negative provision for credit losses of $1.7 million in the linked quarter and a provision for credit losses of $11.3 million in the fourth quarter of 2020. As of December 31, 2021, American’s allowance for credit losses to outstanding loans was 1.36% compared to 1.48% as of September 30, 2021 and 1.90% as of December 31, 2020.
The 2021 net charge-off ratio was 0.07% compared to 0.40% in 2020. The net charge-off ratio for each of the fourth and third quarters of 2021 was 0.03%, compared to 0.36% in the fourth quarter of 2020. Nonaccrual loans as a percent of total loans receivable held for investment were 0.86% in the fourth quarter of 2021, compared to 0.97% in the linked quarter and 0.89% in the prior year quarter.
Noninterest income for 2021 was $64.7 million compared to $78.1 million in 2020.2 The decrease in noninterest income was primarily due to lower mortgage banking income in 2021 and higher gains on sales of securities in 2020. Noninterest income was $15.7 million in the fourth quarter of 2021, compared to $14.8 million in the linked quarter and $20.2 million in the fourth quarter of 2020. The decrease in noninterest income from the prior year quarter was primarily due to lower mortgage banking income and lower bank-owned life insurance income.
2 See footnote 1 above.

Noninterest expense for 2021 was $197.2 million compared to $191.6 million in 2020. The increase in noninterest expense was primarily due to higher incentive compensation costs reflecting the bank’s strong 2021 performance and higher data processing expense as the bank upgrades its technology and data capabilities to expand customer relationships, partially offset by lower COVID-19 related expenses. Fourth quarter of 2021 noninterest expense was $50.0 million, compared to $51.5 million in the linked quarter and $49.4 million in the fourth quarter of 2020.
Total earning assets as of December 31, 2021 were $8.5 billion, up 11.4% from December 31, 2020.
Total loans were $5.2 billion as of December 31, 2021, down 2.3% from December 31, 2020. The reduction in the loan portfolio during the year included a $231 million net reduction in PPP loans, as well as declines in the home equity line of credit and consumer portfolios. The decrease in these portfolios was partially offset by growth in the residential, commercial and commercial real estate loan portfolios. Excluding PPP loan forgiveness, the loan portfolio grew by $107 million or 2.1% compared to December 31, 2020.
The investment securities portfolio was $3.1 billion as of December 31, 2021, up 40.9% from December 31, 2020 as growth in deposits continued to outpace loan growth. The portfolio is primarily composed of securities issued or guaranteed by U.S. government agencies or U.S. government sponsored agencies.
Total deposits were $8.2 billion as of December 31, 2021, an increase of 10.6% from December 31, 2020. The average cost of funds was 0.06% for the full year 2021, ten basis points lower than the prior year. For the fourth quarter of 2021, the average cost of funds was 0.05%, down one basis point versus the linked quarter and down four basis points versus the prior year quarter.
American’s return on average equity for the full year 2021 was 13.8% compared to 8.1% in 2020. Return on average assets for the full year was 1.15% in 2021 compared to 0.74% in 2020. For the fourth quarter of 2021, return on average equity was 12.1%, compared to 10.3% in the linked quarter and 8.6% in the fourth quarter of 2020. Return on average assets was 0.97% for the fourth quarter of 2021, compared to 0.86% in the linked quarter and 0.77% in the same quarter last year.
In the fourth quarter of 2021, American paid dividends of $19.0 million to HEI. American had a Tier 1 leverage ratio of 7.9% as of December 31, 2021.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2022 GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter and full year 2021 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2021.
HEI plans to announce its fourth quarter and full year 2021 consolidated financial results on Monday, February 14, 2022 and will also conduct a webcast and conference call at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including American’s earnings, and 2022 guidance.
To listen to the conference call, dial 1-844-200-6205 (U.S.) or 1-929-526-1599 (international) and enter passcode 718780. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through February 28, 2022. To access the audio replay, dial 1-866-813-9403 (U.S.) or 44-204-525-0658 (international) and enter passcode 312244.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.

The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2020 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
###

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Interest and dividend income
Interest and fees on loans	$48,384	$49,445	$52,629	$198,802	$214,134
Interest and dividends on investment securities	11,755	11,996	7,590	43,464	30,529
Total interest and dividend income	60,139	61,441	60,219	242,266	244,663
Interest expense
Interest on deposit liabilities	1,062	1,176	1,709	4,981	10,654
Interest on other borrowings	4	5	11	59	460
Total interest expense	1,066	1,181	1,720	5,040	11,114
Net interest income	59,073	60,260	58,499	237,226	233,549
Provision for credit losses	(3,458)	(1,725)	11,307	(25,825)	50,811
Net interest income after provision for credit losses	62,531	61,985	47,192	263,051	182,738
Noninterest income
Fees from other financial services	5,888	4,800	4,541	21,225	16,447
Fee income on deposit liabilities	4,634	4,262	4,217	16,663	16,059
Fee income on other financial products	2,003	2,124	1,773	8,770	6,381
Bank-owned life insurance	1,107	2,026	2,051	7,318	6,483
Mortgage banking income	1,808	1,272	7,801	9,305	23,734
Gain on sale of investment securities, net	—	—	—	528	9,275
Other income, net	220	283	(187)	851	(256)
Total noninterest income	15,660	14,767	20,196	64,660	78,123
Noninterest expense
Compensation and employee benefits	27,375	30,888	27,156	113,970	104,443
Occupancy	5,358	5,157	5,171	20,584	21,573
Data processing	4,472	4,278	3,717	17,634	14,769
Services	2,718	2,272	3,214	10,327	11,121
Equipment	2,521	2,373	2,371	9,510	9,001
Office supplies, printing and postage	1,145	1,072	1,046	4,239	4,623
Marketing	1,562	995	1,527	3,870	3,435
FDIC insurance	823	808	775	3,235	2,342
Other expense[1]	3,993	3,668	4,470	13,783	20,283
Total noninterest expense	49,967	51,511	49,447	197,152	191,590
Income before income taxes	28,224	25,241	17,941	130,559	69,271
Income taxes	6,095	5,976	2,283	29,325	11,688
Net income	$22,129	$19,265	$15,658	$101,234	$57,583
Comprehensive income (loss)	$9,840	$7,581	$18,306	$48,506	$81,191
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.97	0.86	0.77	1.15	0.74
Return on average equity	12.10	10.26	8.58	13.76	8.11
Return on average tangible common equity	13.63	11.52	9.67	15.49	9.17
Net interest margin	2.79	2.90	3.12	2.91	3.29
Efficiency ratio	66.86	68.66	62.83	65.31	61.47
Net charge-offs to average loans outstanding	0.03	0.03	0.36	0.07	0.40
As of period end
Nonaccrual loans to loans receivable held for investment	0.86	0.97	0.89
Allowance for credit losses to loans outstanding	1.36	1.48	1.90
Tangible common equity to tangible assets	7.1	7.3	7.9
Tier-1 leverage ratio	7.9	8.0	8.4
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$19.0	$12.0	$3.0	$59.0	$31.0
1 The fourth quarter of 2021, the third quarter of 2021 and year ended December 31, 2021 include approximately $0.1 million, $0.1 million and $0.6 million, respectively, of certain direct and incremental COVID-19 related costs. The fourth quarter of 2020 and year ended December 31, 2020 include approximately $0.6 million and $5.1 million, respectively, of certain significant direct and incremental COVID-19 related costs. For 2020, these costs, which have been recorded in Other expense, include $2.5 million of compensation expense and $2.0 million of enhanced cleaning and sanitation costs.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	December 31, 2021		December 31, 2020
Assets
Cash and due from banks		$100,051		$178,422
Interest-bearing deposits		151,189		114,304
Cash and cash equivalents		251,240		292,726
Investment securities
Available-for-sale, at fair value		2,574,618		1,970,417
Held-to-maturity, at amortized cost		522,270		226,947
Stock in Federal Home Loan Bank, at cost		10,000		8,680
Loans held for investment		5,211,114		5,333,843
Allowance for credit losses		(71,130)		(101,201)
Net loans		5,139,984		5,232,642
Loans held for sale, at lower of cost or fair value		10,404		28,275
Other		590,897		554,656
Goodwill		82,190		82,190
Total assets		$9,181,603		$8,396,533
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$2,976,632		$2,598,500
Deposit liabilities–interest-bearing		5,195,580		4,788,457
Other borrowings		88,305		89,670
Other		193,268		183,731
Total liabilities		8,453,785		7,660,358
Common stock		1		1
Additional paid-in capital		353,895		351,758
Retained earnings		411,704		369,470
Accumulated other comprehensive income (loss), net of taxes
Net unrealized gains (losses) on securities	$(32,037)		$19,986
Retirement benefit plans	(5,745)	(37,782)	(5,040)	14,946
Total shareholder’s equity		727,818		736,175
Total liabilities and shareholder’s equity		$9,181,603		$8,396,533

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.